Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact: Mollie Condra, Ph.D. Head, Investor Relations & Communications HealthStream (615)-301-3237 mollie.condra@healthstream.com

HealthStream Announces Share Repurchase Program

NASHVILLE, Tennessee (March 13, 2026) – HealthStream (Nasdaq: HSTM), a leading healthcare technology platform company for clinical workforce solutions, today announced that its Board of Directors has approved a new share repurchase program for the Company’s common stock, under which the Company may repurchase up to $10 million of outstanding shares of common stock.

Pursuant to the authorization, repurchases may be made from time to time in the open market, including under Rule 10b5-1 plans, through privately negotiated transactions, or otherwise. In addition, any repurchases under the authorization will be subject to prevailing market conditions, liquidity and cash flow considerations, applicable securities laws requirements (including under Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as applicable), and other factors. The share repurchase program will terminate on the earlier of September 12, 2026 or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended, modified, or discontinued at any time.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered clinical workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information, visit http://www.healthstream.com or call 615-301-3100.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results or events to be materially different from results or events implied by forward-looking statements, including as a result of the risks disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 27, 2026, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Many of the factors that will impact future results or events are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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